UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)

of the Securities Exchange Act of 1934

(Amendment No. 2)

ZOSANO PHARMA CORPORATION

(Name of Subject Company (Issuer) and Filing Person (Offeror))

Options to Purchase Common Stock, $0.0001 Par Value Per Share

(Title of Class of Securities)

98979H103

(CUSIP Number of Common Stock Underlying Class of Securities)

Vikram Lamba

President and Chief Executive Officer

Zosano Pharma Corporation

34790 Ardentech Court

Fremont, California 94555

Telephone: (510) 745-1200

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications On Behalf of Filing Person)

Copies to

Robert W. Sweet, Jr., Esq.

Jeffrey L. Quillen, Esq.

Foley Hoag LLP

Seaport West

155 Seaport Boulevard

Boston, Massachusetts 02210

(617) 832-1000

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**
$1,004,672	$101.17

*	Estimated solely for purposes of calculating the amount of the filing fee. The calculation of the Transaction Valuation assumes that all options to purchase shares of the issuer’s common stock that may be eligible for exchange in the offer will be tendered pursuant to this offer. These options covered an aggregate of 488,394 shares of the issuer’s common stock, and had an aggregate value of $1,004,672 as of November 13, 2015, calculated based on a Black-Scholes option pricing model.
**	The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $100.70 per $1,000,000 of the aggregate amount of the Transaction Valuation (or 0.0001007 of the aggregate Transaction Valuation). The Transaction Valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.

☒	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $101.17	Filing Party: Zosano Pharma Corporation
Form or Registration No.: 005-88596	Date Filed: November 16, 2015

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third party tender offer subject to Rule 14d-1.
☒	issuer tender offer subject to Rule 13e-4.
☐	going-private transaction subject to Rule 13e-3.
☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:  ☒

SCHEDULE TO

(AMENDMENT NO. 2)

This Amendment No. 2 to Schedule TO amends and supplements the Schedule TO originally filed with the Securities and Exchange Commission (the “SEC”) on November 16, 2015, as amended by Amendment No. 1 filed with the SEC on November 25, 2015 (the “Schedule TO” ), in connection with the offer (the “Offer”) by Zosano Pharma Corporation (the “Company”) to its eligible employees to exchange outstanding options (the “Eligible Options”) to purchase shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), that were originally granted under the Company’s 2014 Equity and Incentive Plan (the “2014 Plan” ), for new options to purchase the same number of shares of Common Stock to be granted under the 2014 Plan (the “New Options”), at a fixed exercise price per share that is equal to the closing price of the Company’s Common Stock as reported on the NASDAQ Capital Market on the date the New Options are granted, upon the terms and conditions set forth in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options dated November 16, 2015, as amended November 25, 2015 (the “Offer to Exchange”), and in the related Election Form and Notice of Withdrawal. This Amendment No. 2 is the final amendment being filed in order to report the results of the Offer. Except as amended and supplemented hereby, all terms of the Offer and all disclosure set forth in the Schedule TO remain unchanged.

Item 4.	Terms of the Transaction.

Item 4 of the Schedule TO is hereby further amended and supplemented as follows:

The Offer expired at 9:00 p.m. Pacific Time, on Monday, December 14, 2015. Pursuant to the Offer, the Company accepted elections to exchange options to purchase 445,394 shares of Common Stock, representing approximately 93% of the shares subject to Eligible Options as of the expiration of the Offer. As a result, on December 15, 2015, New Options to purchase 445,394 shares of Common Stock were granted under the 2014 Plan pursuant to and as set forth in the Offer to Exchange filed as Exhibit 99.(a)(1)(A) to the Schedule TO. The exercise price per share of each New Option is $2.26, which was the closing price of the Common Stock as reported on the NASDAQ Capital Market on December 15, 2015.

Item 12.	Exhibits.

Exhibit No.	Description

(a)(1)(A)*	Offer to Exchange Certain Outstanding Stock Option Grants for New Stock Option Grants, dated November 16, 2015, as amended November 25, 2015

(a)(1)(B)*	Form of E-Mail Announcement of Offer to Exchange

(a)(1)(C)*	Election Form

(a)(1)(D)*	Form of Eligible Option Information Sheet

(a)(1)(E)*	Notice of Withdrawal

(a)(1)(F)*	Form of Communication to Eligible Optionholders Participating in the Exchange Offer Confirming Receipt of Election Form and Eligible Option Information Sheet

(a)(1)(G)*	Form of Communication to Eligible Optionholders Confirming Receipt of Notice of Withdrawal

(a)(1)(H)*	Form of Reminder E-Mail to Eligible Optionholders

(a)(1)(I)*	Form of Confirmation Letter to Eligible Optionholders Participating in the Exchange Offer

(a)(1)(J)	Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on March 26, 2015 and incorporated herein by reference

(a)(1)(K)	Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, filed with the Securities and Exchange Commission on November 10, 2015 and incorporated herein by reference

(a)(1)(L)*	Form of E-mail Communication to Eligible Optionholders, dated November 25, 2015

(b)	Not applicable

(d)(1)	Form of Indemnification Agreement for Directors associated with an Investment Fund (incorporated by reference to Exhibit 10.15 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

(d)(2)	Form of Indemnification Agreement for Directors not associated with an Investment Fund (incorporated by reference to Exhibit 10.16 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

(d)(3)	Employment Letter Agreement, dated April 30, 2014, among Zosano Pharma, Inc., ZP Holdings, Inc. and W. Tso (incorporated by reference to Exhibit 10.17 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

(d)(4)	Amendment to Amended and Restated Employment Letter Agreement, dated January 31, 2014, among Zosano Pharma, Inc., ZP Holdings, Inc. and Nandan Oza (incorporated by reference to Exhibit 10.18 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

(d)(5)	Amended and Restated Employment Letter Agreement, dated July 22, 2013, among Zosano Pharma, Inc., ZP Holdings, Inc. and Nandan Oza (incorporated by reference to Exhibit 10.19 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

(d)(6)	Amendment No. 2 to Employment Letter Agreement, dated January 16, 2014, among Zosano Pharma, Inc., ZP Holdings, Inc. and Peter Daddona (incorporated by reference to Exhibit 10.23 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

(d)(7)	Amendment to Employment Letter Agreement, dated January 6, 2014, among Zosano Pharma, Inc., ZP Holdings, Inc. and Peter Daddona (incorporated by reference to Exhibit 10.24 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

(d)(8)	Employment Letter Agreement, dated May 11, 2012, among Zosano Pharma, Inc., ZP Holdings, Inc. and Peter Daddona (incorporated by reference to Exhibit 10.25 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

(d)(9)	Amendment to Employment Letter Agreement, dated December 17, 2013, among Zosano Pharma, Inc., ZP Holdings, Inc. and Vikram Lamba (incorporated by reference to Exhibit 10.26 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

(d)(10)	Employment Letter Agreement, dated May 11, 2012, among Zosano Pharma, Inc., ZP Holdings, Inc. and Vikram Lamba (incorporated by reference to Exhibit 10.27 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

(d)(11)	Letter Amendment to Independent Director Agreement, dated July 15, 2013, between ZP Holdings, Inc. and Kleanthis G. Xanthopoulos (incorporated by reference to Exhibit 10.28 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

(d)(12)	Independent Director Agreement, dated as of March 28, 2013, between ZP Holdings, Inc. and Kleanthis G. Xanthopoulos (incorporated by reference to Exhibit 10.29 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

(d)(13)	Zosano Pharma Corporation Amended and Restated 2014 Equity and Incentive Plan (incorporated by reference to Exhibit 10.33 to the registrants Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Commission on March 26, 2015)

(d)(14)	Independent Director Agreement, dated as June 23, 2014, between Zosano Pharma Corporation and Troy Wilson (incorporated by reference to Exhibit 10.39 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

(d)(15)	Amendment No. 3 to Employment Letter Agreement, dated May 29, 2015, among ZP Opco, Inc., Zosano Pharma Corporation and Peter Daddona (incorporated by reference to Exhibit 10.1 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 filed with the Commission on August 13, 2015)

(d)(16)	Amendment No. 4 to Employment Letter Agreement, dated September 1, 2015, by and among ZP Opco, Inc., Zosano Pharma Corporation and Peter Daddona (incorporated by reference to Exhibit 10.2 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 filed with the Commission on November 10, 2015)

(d)(17)	Employment Letter Agreement, dated September 7, 2015, by and among ZP Opco, Inc., Zosano Pharma Corporation and Konstantinos Alataris (incorporated by reference to Exhibit 10.3 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 filed with the Commission on November 10, 2015)

(d)(18)	Scientific Advisor Agreement, effective December 31, 2105, by and among Zosano Pharma Corporation, ZP Opco, Inc. and Peter Daddona incorporated by reference to Exhibit 10.4 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 filed with the Commission on November 10, 2015)

(g)	Not applicable

(h)	Not applicable

*	Previously filed

Item 13.	Information Required by Schedule 13E-3.

Not applicable.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

ZOSANO PHARMA CORPORATION

By:	/s/ Vikram Lamba
Vikram Lamba
Chief Executive Officer

Date:	December 18, 2015

Index to Exhibits

Exhibit No.	Description

(a)(1)(A)*	Offer to Exchange Certain Outstanding Stock Option Grants for New Stock Option Grants, dated November 16, 2015, as amended November 25, 2015

(a)(1)(B)*	Form of E-Mail Announcement of Offer to Exchange

(a)(1)(C)*	Election Form

(a)(1)(D)*	Form of Eligible Option Information Sheet

(a)(1)(E)*	Notice of Withdrawal

(a)(1)(F)*	Form of Communication to Eligible Optionholders Participating in the Exchange Offer Confirming Receipt of Election Form and Eligible Option Information Sheet

(a)(1)(G)*	Form of Communication to Eligible Optionholders Confirming Receipt of Notice of Withdrawal

(a)(1)(H)*	Form of Reminder E-Mail to Eligible Optionholders

(a)(1)(I)*	Form of Confirmation Letter to Eligible Optionholders Participating in the Exchange Offer

(a)(1)(J)	Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on March 26, 2015 and incorporated herein by reference

(a)(1)(K)	Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, filed with the Securities and Exchange Commission on November 10, 2015 and incorporated herein by reference

(a)(1)(L)*	Form of E-mail Communication to Eligible Optionholders, dated November 25, 2015

(b)	Not applicable

(d)(1)	Form of Indemnification Agreement for Directors associated with an Investment Fund (incorporated by reference to Exhibit 10.15 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

(d)(2)	Form of Indemnification Agreement for Directors not associated with an Investment Fund (incorporated by reference to Exhibit 10.16 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

(d)(3)	Employment Letter Agreement, dated April 30, 2014, among Zosano Pharma, Inc., ZP Holdings, Inc. and W. Tso (incorporated by reference to Exhibit 10.17 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

(d)(4)	Amendment to Amended and Restated Employment Letter Agreement, dated January 31, 2014, among Zosano Pharma, Inc., ZP Holdings, Inc. and Nandan Oza (incorporated by reference to Exhibit 10.18 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

(d)(5)	Amended and Restated Employment Letter Agreement, dated July 22, 2013, among Zosano Pharma, Inc., ZP Holdings, Inc. and Nandan Oza (incorporated by reference to Exhibit 10.19 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

(d)(6)	Amendment No. 2 to Employment Letter Agreement, dated January 16, 2014, among Zosano Pharma, Inc., ZP Holdings, Inc. and Peter Daddona (incorporated by reference to Exhibit 10.23 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

(d)(7)	Amendment to Employment Letter Agreement, dated January 6, 2014, among Zosano Pharma, Inc., ZP Holdings, Inc. and Peter Daddona (incorporated by reference to Exhibit 10.24 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

(d)(8)	Employment Letter Agreement, dated May 11, 2012, among Zosano Pharma, Inc., ZP Holdings, Inc. and Peter Daddona (incorporated by reference to Exhibit 10.25 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

(d)(9)	Amendment to Employment Letter Agreement, dated December 17, 2013, among Zosano Pharma, Inc., ZP Holdings, Inc. and Vikram Lamba (incorporated by reference to Exhibit 10.26 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

(d)(10)	Employment Letter Agreement, dated May 11, 2012, among Zosano Pharma, Inc., ZP Holdings, Inc. and Vikram Lamba (incorporated by reference to Exhibit 10.27 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

(d)(11)	Letter Amendment to Independent Director Agreement, dated July 15, 2013, between ZP Holdings, Inc. and Kleanthis G. Xanthopoulos (incorporated by reference to Exhibit 10.28 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

(d)(12)	Independent Director Agreement, dated as of March 28, 2013, between ZP Holdings, Inc. and Kleanthis G. Xanthopoulos (incorporated by reference to Exhibit 10.29 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

(d)(13)	Zosano Pharma Corporation Amended and Restated 2014 Equity and Incentive Plan (incorporated by reference to Exhibit 10.33 to the registrants Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Commission on March 26, 2015)

(d)(14)	Independent Director Agreement, dated as June 23, 2014, between Zosano Pharma Corporation and Troy Wilson (incorporated by reference to Exhibit 10.39 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

(d)(15)	Amendment No. 3 to Employment Letter Agreement, dated May 29, 2015, among ZP Opco, Inc., Zosano Pharma Corporation and Peter Daddona (incorporated by reference to Exhibit 10.1 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 filed with the Commission on August 13, 2015)

(d)(16)	Amendment No. 4 to Employment Letter Agreement, dated September 1, 2015, by and among ZP Opco, Inc., Zosano Pharma Corporation and Peter Daddona (incorporated by reference to Exhibit 10.2 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 filed with the Commission on November 10, 2015)

(d)(17)	Employment Letter Agreement, dated September 7, 2015, by and among ZP Opco, Inc., Zosano Pharma Corporation and Konstantinos Alataris (incorporated by reference to Exhibit 10.3 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 filed with the Commission on November 10, 2015)

(d)(18)	Scientific Advisor Agreement, effective December 31, 2105, by and among Zosano Pharma Corporation, ZP Opco, Inc. and Peter Daddona incorporated by reference to Exhibit 10.4 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 filed with the Commission on November 10, 2015)

(g)	Not applicable

(h)	Not applicable

*	Previously filed